 FORM 4
                                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION
[ ] Check this box if no longer                    WASHINGTON, D.C. 20549
    subject to Section 16. Form
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    continue. See Instruction 1(b).

          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)
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1.Name and Address of Reporting Person*| 2. Issuer Name and Ticker or Trading Symbol       |6. Relationship of Reporting Person(s)
                                       |                                                   |      to Issuer (Check all applicable)
  Black       Barbara       Amiel      |    Hollinger International Inc. - HLR             |       X   Director     X  10% Owner
-------------------------------------------------------------------------------------------|     -----            -----
(Last)        (First)       (Middle)   |  3. IRS or Social       |  4. Statement for       |       X   Officer (give title below)
                                       |     Security Number     |     Month/Year          |     -----
  c/o Hollinger International Inc.     |     of Reporting        |                         |           Other (specify below)
  401 North Wabash, Suite 740          |     Person (Voluntary)  |     July 1999           |     -----
                                       |                         |                         |
                                       |                         |                         |     Vice President, Editorial
---------------------------------------|                         |-------------------------|----------------------------------------
               (Street)                |                         |  5. If Amendment,       |7. Individual or Joint/Group Filing
                                       |                         |     Date of Original    |   Applicable Line
                                       |                         |     (Month/Year)        | X   Form filed by One Reporting Person
                                       |                         |                         | --
                                       |                         |                         |     Form filed by More than One
  Chicago, Illinois 60611              |                         |                         |     Reporting Person
                                       |                         |                         | --
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(City)          (State)          (Zip) |      Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security                   | 2. Transaction| 3. Transaction| 4. Securities Acquired(A)| 5. Amount of|6. Owner |7. Nature
   (Instr. 3)                          |    Date       |    Code       |    or Disposed of (D)    | Securities  |   -ship | of
                                       |               |    (Instr. 8) |    (Instr. 3, 4 and 5)   | Beneficially| Form:   | Indirect
                                       |               |               |                          | Owned at End| Direct  | Bene-
                                       |               |---------------|--------------------------| of Month    | (D) or  | ficial
                                       |               |       |       |        | (A)  |          | (Instr. 3   | Indirect| Owner-
                                       |(Month/Day/    |       |       |        |  or  |          |   and 4)    | (I)     | ship
                                       |  Year)        |  Code |  V    | Amount | (D)  |  Price   |             |(Instr.4)|(Instr.4)
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
Class A Common Stock                   | 07/01/99      |  A(1) |  V    |  500   | (A)  |  (1)     |         500 |    D    |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |  27,436,723 |    I    |   (2)
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |       9,600 |    I    |   (3)
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |          50 |    I    |   (4)
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |         600 |    I    |   (5)
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                    SEC 1474 (7-97)

FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative  | 2. Conver-  |3. Trans- |4. Trans-   |5. Number of      |6.  Date Exer-  |7. Title and Amount |8. Price
   Security             |    sion or  |   action |   action   |   Derivative     |    cisable and |   of Underlying    |   of
   (Instr. 3)           |    Exercise |   Date   |   Code     |   Securities Ac- |    Expiration  |   Securities       |   Deriv-
                        |    Price of |          |  (Instr. 8)|   quired (A) or  |    Date        |   (Instr. 3 and 4) |   ative
                        |    Deriv-   |   (Month/|            |   Disposed of (D)|    (Month/Day/ |                    |   Secur-
                        |    ative    |   Day/   |            |   (Instr. 3, 4,  |    Year)       |                    |   ity
                        |    Security |   Year)  |            |   and 5)         |                |                    |  (Instr. 5)
                        |             |          |            |                  |-------------------------------------|
                        |             |          |            |                  |Date   |Expira- |        | Amount or |
                        |             |          |-------------------------------|Exer-  |tion    |  Title | Number of |
                        |             |          |  Code |V   | (A)    |(D)      |cisable|Date    |        | Shares    |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
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9. Number of      |    10. Ownership       |       11. Nature of
   Derivative     |        Form of         |           Indirect
   Securities     |        Derivative      |           Beneficial
   Beneficially   |        Security:       |           Ownership
   Owned at End   |        Direct (D)      |           (Instr. 4)
   of Month       |        or Indirect (I) |
   (Instr. 4)     |        (Instr. 4)      |
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Explanation of Responses:
(1) Reporting Person received shares directly from the Company as additional compensation as a director of the Company.  The date of issuance was effective as of July 1, 1999.  The closing price per share of the Company's stock on such date was $12.44 per share.
(2) Aggregate owned by Hollinger Inc. ("HI") and one of its wholly owned subsidiaries.  HI is indirectly controlled by the Reporting
    Person's husband ("CMB") by his holdings in The Ravelston Corporation Limited.  The Reporting Person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that she is the beneficial owner of such securities for purposes of Section 16 or any other purpose.
(3) Owned by Conrad Black Capital Corporation, which is controlled by CMB. The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that she is the beneficial owner of such securities for purposes of Section 16 or any other purpose.
(4) Owned by the son of CMB.  The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that she is the beneficial owner of such securities for purposes of Section 16 or any other purpose.
(5) Owned by CMB.  The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that she is the beneficial owner of such securities for purposes of Section 16 or any other purpose.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    By: /s/ Barbara Amiel Black      8/2/99
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                     ---------------------------- -------
                                                                                             **Signature of Reporting Person   Date
                                                                                               Barbara Amiel Black

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.